Exhibit 3.1

DEAN HELLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada  89701-4299

(775) 684-5708

Website: secretaryofstate.biz

 Certificate of Amendment

    (PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.

             ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation: FIRST SOURCE DATA, INC.

2. The articles have been amended as follows (provide article numbers, if available):

The text of Article 4 has been replaced in its entirety with the following:

“The authorized capital stock of this corporation is ONE HUNDRED

MILLION (100,000,000) common shares with a par value of $0.001 per share. The common shares of this corporation are non-assessable.

the board of directors has the authority to prescribe, by resolution, the classes, series, number of each class and series, voting powers,

designations, preferences, limitations, restrictions and relative rights of each class and series of stock.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favour of the amendment is: unanimous majority            .*

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer signature (required):

/s/ Javed Mawji

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

      Nevada Secretary of State AM 78.385 Amend 2003

             Revised on: 09/29/05